Exhibit 23.2

  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-60984, 333-114271, 333-117662, 333-136737, 333-136738, 333-155347, 333-155349 and 333-179235) of Ultralife Corporation of our report dated March 15, 2013 relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA, LLP

Troy, Michigan
March 14, 2014